Exhibit 4.6
Terms and conditions of employment
1 Commencement
Your employment under the terms and conditions set out in this document commenced on 16th December 2008
2 Position
Your position is Chief Financial Officer of Metal Storm Limited. You will report to the Chief Executive Officer (CEO).
3 Role
3.1 General duties
You must:
(a)	perform the duties assigned to you from time to time and comply with all lawful directions given to you by any person authorised by the CEO;

(b)	perform your duties in a proper and efficient manner to the best of your knowledge and ability;

(c)	use your best endeavours to promote and enhance the interests, profitability, growth and reputation of Metal Storm and the Metal Storm Group companies;

(d)	act in the best interests of Metal Storm and not intentionally do anything which is or may be harmful to Metal Storm or any Metal Storm Group company;

(e)	not act, or be seen to be acting, in conflict with the best interests of Metal Storm or any Metal Storm Group company, and if such conflict appears possible or arises, you must notify your manager at the earliest opportunity; and

(f)	promptly report to the CEO all information and explanations as may be required in connection with matters relating to your employment or the business of Metal Storm or any Metal Storm Group company.
3.2 Specific duties
Without limiting clause 3.1, Metal Storm may issue you with a duty statement or revised duty statement from time to time, in agreement with you.
In your role for Metal Storm, you may be required to undertake duties relating to the business of any company in the Metal Storm group of companies (Metal Storm Group). The Metal Storm Group comprises all companies related to Metal Storm within the meaning of the Corporations Act 2001 (Cth) (as amended or replaced from time to time).
3.3 Corporate offices
You agree upon request by Metal Storm to accept appointment to any office or offices of Metal Storm or any Metal Storm Group company without additional compensation or reward. Upon request by Metal Storm, and unless otherwise agreed upon termination of your employment, you must resign from any such office or offices. During your employment, resignation from an office or offices at the request of Metal Storm will not result in termination of your employment.
If you are requested to accept an appointment to any office or offices of Metal Storm or any Metal Storm Group company, Metal Storm will provide you with a Deed of Indemnity and Access, and will maintain Directors and Officers Liability insurance for your protection.
4 Location
You will be based in Brisbane, Australia.
If it appears that any relocation will be required, Metal Storm will discuss and agree this with you before making a final decision on the relocation.
5 Working hours
You will work during Metal Storm’s normal business hours and such other hours as are necessary for you to perform your duties in a satisfactory manner. Your remuneration includes compensation for work outside normal hours and you will not be entitled to any additional remuneration or other benefit for work outside these hours.
6 Travel
You may be required to travel within and outside Australia on Metal Storm Group business. You will not be entitled to any additional remuneration for such travel. However, your reasonable travel expenses for approved travel will be paid for by Metal Storm including airfares (economy class), accommodation and meals.
7 Other employment
You must not during your employment by Metal Storm, without the prior written consent of the CEO (which consent will not unreasonably be withheld), be engaged or interested in any other public or private work or duties, either directly or indirectly, in any capacity (including as principal, agent, partner, employee, shareholder, unit-holder, joint venturer, director, trustee, beneficiary, manager, consultant or advisor) with the exception of voluntary activities for a charitable organisation or project.
This does not preclude you from holding (directly or indirectly) in aggregate not more than 5% of the shares in any body corporate listed on a recognised stock exchange, and in aggregate not more than 10% of the shares in any privately-held body corporate.
8 Metal Storm Group policies and procedures
You must treat Metal Storm’s policies and procedures as directions from Metal Storm. Subject to the terms of this document you must comply with these policies and procedures, but they do not form part of this document. Metal Storm may vary any policy or procedure from time to time.
9 Performance appraisal
Your performance will be reviewed by the CEO on an annual basis and at such other times as may be determined by Metal Storm.

Your annual appraisal will be conducted having regard to any applicable performance criteria and performance targets.
10 Remuneration
10.1 Base remuneration
You will receive a base remuneration package of $150,000 gross per annum or such amount as may be determined from time to time upon review under clause 10.4 below (BR).
Your BR includes:
(a)	salary;

(b)	income tax;

(c)	such other non-cash benefits (including motor vehicles) as are agreed with you from time to time; and

(d)	the amount of any fringe benefits tax, GST and other taxes payable by Metal Storm in consequence of the provision of your non-cash benefits.
10.2 Salary
Your salary will be paid fortnightly by electronic deposit to your nominated bank account.
10.3 Superannuation
In addition to your BR, Metal Storm will make superannuation contributions at such rate as may be agreed from time to time, but in any event at a rate not less than the minimum rate required to avoid any charge under the Superannuation Guarantee (Charge) Act 1992 (Cth). The Metal Storm superannuation contribution rate agreed as at 16th December 2008 is 9% of your BR.
10.4 BR Review
Your BR will be reviewed each year on such basis as the CEO in his absolute discretion may determine having regard to your performance (with reference to your annual performance appraisal) and the circumstances of the Metal Storm Group. There is no presumption that your BR will be increased upon review. The first review will occur after 31st December 2008.
10.5 Legislation, industrial awards and agreements
Your BR is inclusive of all remuneration to which you are entitled under any applicable legislation, or industrial award or agreement.
11 Expenses
11.1 Business expenses
Metal Storm will reimburse to you reasonable expenses incurred by you, with the consent of the CEO, in the performance of your duties including business calls from your home telephone. You will be provided with a mobile telephone to use for business purposes.

12 Leave
12.1 Annual leave, personal/carer’s leave, parental leave and compassionate leave
You are entitled to:
(a)	four weeks of annual leave per annum;

(b)	8 days of personal/carer’s leave per annum (paid personal leave in addition to your accrued entitlement may be taken with the approval of the CEO);

(c)	parental leave; and

(d)	compassionate leave,
subject to and in accordance with law.
Annual leave will be taken at a time approved in advance by the CEO having regard to operational requirements. Metal Storm may direct you to take excessive accrued annual leave as permitted by law.
12.2 Long service leave
You will be entitled to long service leave subject to and in accordance with the applicable legislation in the State of your domicile. Metal Storm may direct you to take accrued long service leave as permitted by law.
13 Intellectual Property and Moral Rights
13.1 Intellectual Property
Metal Storm will own and be exclusively entitled to the benefit of the Intellectual Property in all material developed, produced or created by you during the period of your employment by Metal Storm which relates in any way to the business of Metal Storm or a Metal Storm Group company.
You will promptly take any reasonable action necessary to transfer to Metal Storm your interests in any such Intellectual Property.
Intellectual Property includes inventions and improvements, patents, trade marks, copyright and designs whether registered or unregistered, circuit layout rights and know-how and any other form of intellectual property.
13.2 Moral Rights
You irrevocably consent to Metal Storm taking any action in relation to any Intellectual Property developed, produced or created by you in the course of your employment even where such conduct would, but for this clause, infringe any moral rights which you may have in relation to such Intellectual Property.
Moral Rights means a right of attribution of authorship, a right not to have authorship falsely attributed and a right of integrity of authorship.
13.3 Enduring obligations
Your obligations in respect of Intellectual Property and Moral Rights survive termination of your employment.

14 Confidentiality
You will understand that the Metal Storm Group is concerned to protect its sensitive and confidential information and its reputation. To ensure protection of these interests, you are required to execute the Confidentiality Deed at annexure A to this document.
15 Termination of employment
15.1 Summary termination
Metal Storm may at any time immediately terminate your employment by giving written notice to you if you commit any act of serious misconduct.
For the purposes of this clause, serious misconduct includes but is not limited to:
(a)	committing any illegal or immoral acts (whether in the course of the employment or not) that result in a criminal conviction which, in the opinion of Metal Storm, materially affects your ability to represent Metal Storm and to perform your role as Chief Financial Officer;

(b)	being precluded by the provisions of the Corporations Act 2001 (Cth) (as amended or replaced from time to time) from taking part in the management of a corporation, or being disqualified for any reason from holding an office of Metal Storm or of a Metal Storm Group company.
15.2 Termination on notice by Metal Storm
Metal Storm may terminate your employment at any time by giving you three months’ written notice. Metal Storm may provide payment in lieu of all or part of this notice period.
15.3 Termination by you
You may terminate your employment at any time by giving three months written notice to Metal Storm.
After receiving notice of termination from you, Metal Storm may elect to make the termination take effect immediately or part way through the notice period, in which case you will be entitled to payment calculated on your BR in respect of the period after the date of termination to the end of the notice period.
15.4 Payment of accrued entitlements upon termination
On termination of your employment, you will be entitled to receive the following payments and benefits and will not be entitled to any other termination payment or benefit (whether under a Metal Storm Group policy or practice or otherwise):
(a)	the remuneration and any expenses payable to you up to and including the date of termination;

(b)	pay in lieu of any accrued annual leave and long service leave to which you are entitled up to and including the date of termination, calculated on the basis of your BR; and

(c)	any superannuation contribution to which you are entitled as at the date of termination.

15.5 Limitation on payment of termination benefits
Notwithstanding any other provision of this document, where the maximum total amount which is payable to you by Metal Storm in connection with the termination of your employment exceeds the amount which Metal Storm is permitted to pay to you without shareholder approval in the applicable circumstances (in accordance with Division 2 of Part 2D.2 of the Corporations Act 2001 (Cth), as amended or replaced from time to time), then Metal Storm will take reasonable steps to seek shareholder approval at the next annual general meeting.
If shareholder approval is required but not granted, Metal Storm will pay you the maximum amount which it is permitted to pay you without shareholder approval (in accordance with Division 2 of Part 2D.2 of the Corporations Act 2001 (Cth), as amended or replaced from time to time).
15.6 Set-off
Metal Storm may deduct from any payment due to you (including but not limited to any termination payment) any money advanced to you or owing by you to Metal Storm or any Metal Storm Group company.
15.7 Disciplinary and grievance procedures
In view of the seniority of your position, Metal Storm is not required to follow any performance review, disciplinary, warning or grievance procedures before terminating your employment.
16 Garden leave
During part or all of any period of notice of termination given by you or by Metal Storm and any reasonable period during which Metal Storm is investigating any disciplinary issue involving you, Metal Storm may, at its sole discretion:
(a)	require you to perform only such duties as Metal Storm may determine or not to perform any duties at all;

(b)	require you not to have any contact with any employees, customers or business associates of Metal Storm or any Metal Storm Group company other than normal social contact; and/or

(c)	exclude you from all or any part of Metal Storm’s and any Metal Storm Group company’s premises, provided that your remuneration will not be withheld or reduced as a result of you complying with such directions.
17 Return of property
Upon termination of your employment for any reason, or at any time at the request of Metal Storm, you must immediately return to Metal Storm any Metal Storm property or the property of any Metal Storm Group company in your possession or control. In the case of documents, computer records and other information and computer software, you must not retain any copies or parts of them.

18 Restrictions after employment
18.1 No representation
You must not at any time after termination of your employment, represent to any person that you are still in any way connected with or involved in the business of Metal Storm or any Metal Storm Group company.
18.2 Restraint deed
The Metal Storm Group is concerned to protect its valuable commercial information and trade contacts. To ensure protection of these interests you are required to execute the Restraint Deed at annexure B to this document.
18.3 Warranty
You warrant that in performing your duties under this document, you will not be in breach of any obligation to a third party, including any restrictive covenant or confidentiality obligation.
19 Miscellaneous
19.1 Governing law
This document is governed by and is to be construed in accordance with the laws in force in Queensland.
The parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of Queensland and any courts which have jurisdiction to hear appeals from any of those courts.
19.2 No waiver
No failure to exercise or any delay in exercising any right, power or remedy under this document will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.
19.3 Severance
Any provision of this document which is or becomes illegal, void or unenforceable in any jurisdiction:
(a)	is severable;

(b)	will be ineffective and severable in that jurisdiction to the extent of the illegality, voidness or unenforceability;

(c)	will not invalidate the remaining provisions of this document; and

(d)	will not affect the validity or enforceability of that provision in any other jurisdiction.
19.4 Variation and entire agreement
The terms and conditions set out in this document may only be varied, replaced or terminated by agreement in writing signed by yourself and an authorised representative of Metal Storm.

These terms and conditions will continue to govern your employment with Metal Storm despite any changes from time to time to your position, duties and responsibilities, remuneration, working hours or employment location, unless otherwise agreed in writing.
The terms and conditions set out in this document embody the entire understanding of the parties in relation to your employment by Metal Storm. All previous negotiations, representations or agreements are superseded by this document.
19.5 Independent advice
You acknowledge that you have had the opportunity to obtain independent legal advice in relation to the terms of this document including the Confidentiality and Restraint Deed in the annexures to this document.

/s/ LEE FINNIEAR	16/12/2008

Lee Finniear	Date

I have read and accept the terms of employment set out above.

/s/ BRETT FARMER	16/12/2008

Brett Farmer	Date